UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2019

Bright Mountain Media, Inc.
(Exact name of registrant as specified in its charter)

Florida	000-54887	27-2977890
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6400 Congress Avenue, Suite 2050, Boca Raton, Florida	33487
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	561-998-2440

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05	Costs Associated with Exit or Disposal Activities.

On February 12, 2019 the board of directors of Bright Mountain Media, Inc. authorized the company to exit its Black Helmet business line as a result of, among other things, the change in our strategic direction to a focus solely in our advertising segment. Historically we have reported revenues in two segments, advertising and product sales. Historically revenues from our product sales segment including revenues from two of our websites that operate as e-commerce platforms, including Bright Watches and Black Helmet, as well as Bright Watches’ retail location. As previously disclosed, following our acquisition of Daily Engage Media Group LLC in September 2017 we began a strategic shift of our business to a focus on our advertising segment. As a result of this shift in focus, during 2018 we viewed the portion of our product segment related to Bright Watches as non-strategic to our current business direction and on January 21, 2019, effective December 31, 2018, our board of directors determined to discontinue the operations of Bright Watches. The decisions to exit all components of our product segment will result in these businesses being accounted for as discontinued operations. We are unable at this time to make an estimate of the amount or range of amounts of the costs associated with the discontinuation of these businesses. We expect to include such information, together with any required financial statements, in our Annual Report on Form 10-K for the year ended December 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 13, 2019	Bright Mountain Media, Inc.

By: /s/ W. Kip Speyer
W. Kip Speyer, Chief Executive Officer